Exhibit 99.1

For Immediate Release

Eschelon Telecom, Inc. to Acquire
Mountain Telecommunications, Inc.

Minneapolis, Minn. — June 29, 2006: (NASDAQ: ESCH) Eschelon Telecom, Inc., a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced that it has signed a definitive agreement to acquire Mountain Telecommunications, Inc. (MTI), a competitive services provider based in Tempe, Arizona.

MTI provides services in Phoenix, Tucson and markets throughout the state of Arizona. The company has $19.0 million in annualized Q1 2006 revenue. Eschelon will pay approximately $40.0 million in cash to acquire MTI. Eschelon expects to increase annualized EBITDA from $5.0 million (pre-synergies) to $8.0 million (post-synergies) in 12-18 months after the transaction closes. The transaction is expected to close in the fourth quarter of 2006.

“This transaction combines the financial stability of Eschelon with the strong presence of MTI throughout Arizona to enable the company to continue providing the highest level of service to their customers while maintaining competitive prices,” stated Richard A. Smith, President and Chief Executive Officer of Eschelon Telecom, Inc. “MTI fits our acquisition filters well as it has focused on the medium and small business segment, is in one of our existing states and is EBITDA and cash flow positive. Those factors, combined with its significant presence in Arizona, are what attracted us to MTI. Before our acquisition of Oregon Telecom, we established an objective of acquiring $100M of competitive local exchange carrier revenue over a two to three-year period. With the acquisitions of Oregon Telecom and now MTI, we have acquired over $42 million in revenue — we continue to make progress toward our goal,” said Smith.

Jack Pleiter, President and CEO of Mountain Telecommunications, Inc. stated, “We share many similarities with Eschelon, including a mission to deliver superior products and service to our customers. That focus will not change once we are part of Eschelon — our customers will remain at the center of our business. The MTI team of Associates is proud of what we have built and this transaction will be good for all of our constituents.”

With the completion of this transaction, Eschelon will enhance its market leadership in the fast growing Phoenix market and will expand its network footprint to Tucson and other high growth markets throughout the state of Arizona.

Investor Conference Call

Eschelon will host a conference call for investors Friday, June 30, 2006 at 10 a.m. (CT).

Conference call number: (800) 218-4007

Replay number: (800) 405-2236 (The replay will be available between June 30, 2006 at 12:00 p.m. CT and Friday, July 7, 2006 at 11:59 p.m. CT.)

Replay passcode: 11065320#

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 23 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company offers small and medium-sized businesses a comprehensive line of telecommunications and Internet products. Eschelon currently employs approximately 1,200 telecommunications/Internet professionals, serves over 55,000 business customers and has approximately 480,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada and California.

About Mountain Telecommunications, Inc.

Mountain Telecommunications, Inc, headquartered in Tempe, Arizona, is a locally owned, facilities-based Competitive Local Exchange Carrier serving business, government, and educational organizations throughout the State of Arizona. Mountain Telecommunications, Inc. is dedicated to providing superior telecommunications products and services, optimum network reliability and the highest quality customer service in the telecommunications industry.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, intense competition, dependence on key management, difficulties inherent in making and integrating acquisitions, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

TRANSACTION INFORMATION SHEET
(all data as of 03/31/06)

Parties	Eschelon Telecom, Inc.	Mountain Telecommunications, Inc.	TOTAL
Public/Private	Public	Private	Public

Company Description

Eschelon Telecom, Inc., headquartered in Minneapolis, was founded in 1996 and is a rapidly growing provider of integrated voice, data and Internet services. The Company offers small and medium sized businesses a comprehensive line of telecommunications and Internet products including local lines, long distance, business telephone systems, DSL, Dedicated T-1 access, network solutions and Web hosting.

Mountain Telecommunications, Inc, headquartered in Tempe, Arizona, is a facilities-based Competitive Local Exchange Carrier (CLEC) serving businesses, government, and educational organizations throughout the State of Arizona.

The combined company will be a leading facilities-based regional CLEC focused on small and medium sized business customers in key western states.

Switches	12 Voice, 13 Data	2 Voice, 3 Data	14 Voice, 16 Data

Colocations	125	7	132

Primary Markets Served

Oregon
Portland/Eugene/Salem
Bend/Medford
Klamath Falls/Newport
Albany/Roseburg

Washington
Seattle/Tacoma/Everett
Bellingham/Olympia/ Yakima

Phoenix, AZ
Minneapolis/St. Paul, MN
Denver/Boulder, CO
Salt Lake City, UT
Reno, NV
Santa Rosa, CA

Arizona Phoenix Tucson Casa Grande Cottonwood Flagstaff Florence Globe Nogales Payson Prescott San Manuel Sedona Sierra Vista Wickenburg Yuma

Oregon
Portland/Eugene/Salem
Bend/Medford
Klamath Falls/Newport
Albany/Roseburg
Washington
Seattle/Tacoma/Everett
Bellingham/Olympia/
Yakima
Arizona
Phoenix
Tucson
(see list of additional
markets at left)

Minneapolis/St. Paul, MN
Denver/Boulder, CO
Salt Lake City, UT
Reno, NV
Santa Rosa, CA

Primary States Served	Oregon Washington Arizona Minnesota Colorado Utah Nevada California	Arizona	Oregon Washington Arizona Minnesota Colorado Utah Nevada California

RBOC Territory	Qwest Verizon SBC	Qwest	Qwest Verizon SBC

2005 Revenue	$228 Million	$18 Million	$246 Million

TRANSACTION HIGHLIGHTS

ESCHELON TELECOM, INC.
Transaction Summary

• Eschelon will pay approximately $40.0 million cash for Mountain Telecommunications Inc. with closing expected in Q4 2006.
• Eschelon will increase its footprint within the Qwest territory.
• This transaction provides an opportunity to exercise Eschelon’s expertise in efficiently integrating operations and customer service.
• The companies will continue to operate independently until the transaction closes.
• Closing is subject to customary regulatory approvals.

Contact Information	Investor Relations: Geoffrey M. Boyd Chief Financial Officer Eschelon Telecom, Inc. 612-436-6486 Media Inquiries: Jenna M. Soule Sr. Manager, Communications Eschelon Telecom, Inc. 612-436-6426